Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 (No. 333-140442) of Harris Stratex Networks, Inc. dated February 5, 2007 and Registration Statement (Form S-3 No. 333-140193) filed January 16, 2009 of Harris Stratex Networks, Inc. for the registration of 520,445 shares of its Class A Common Stock of our reports dated September 3, 2009, with respect to the consolidated financial statements and schedule of Harris Stratex Networks, Inc., and the effectiveness of internal control over financial reporting of Harris Stratex Networks, Inc., included in this Annual Report (Form 10-K) for the year ended July 3, 2009.
/s/ Ernst & Young
Raleigh, North Carolina
September 3, 2009